Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
Investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION ADDS NEW BOARD MEMBER

(Tampa, FL, January 13, 2014) - Masonite International Corporation (NYSE: DOOR) today announced that Jody L. Bilney, Senior Vice President and Chief Consumer Officer of Humana Inc., was elected to the company’s Board of Directors effective immediately, expanding the size of the Board to nine members. Ms. Bilney was also appointed to the Board's Corporate Governance and Nominating Committee on the same date, replacing Peter R. Dachowski, who, while stepping down as a member of the Board's Corporate Governance and Nominating Committee, remains a member of the Human Resources and Compensation Committee.

“Jody brings a wealth of marketing and brand experience from her involvement with highly successful companies such as Humana Inc. and Bloomin’ Brands Inc. She is a welcome addition to our Board,” said Robert J. Byrne, Chairman of the Board of Directors.

Ms. Bilney has served as the Senior Vice President and Chief Consumer Officer of Humana Inc. since April 2013. Prior to that, she served in various senior executive marketing roles with Bloomin’ Brands Inc. from 2006 through March 2013, most recently serving as Executive Vice President and Chief Brand Officer. Prior to joining Bloomin’ Brands, she held senior executive marketing positions with Openwave Systems, Inc., Charles Schwab & Co., Inc., and Verizon Communications, Inc.

“I am honored to join the Masonite Board and look forward to working with this exceptional group,” Bilney said. “As a leader of the door industry, Masonite has many interesting growth opportunities. I look forward to sharing my experiences and contributing to the future direction of the company.”

She holds a BS in Economics from Clemson University.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 6,000 customers in 70 countries. Additional information about Masonite can be found at www.masonite.com.